Exhibit 10.1

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into effective as of April 16, 2007, by and between SILICON VALLEY BANK (“Bank”) and HEALTHAXIS, INC., a Pennsylvania corporation (“HAXS”), HEALTHAXIS, LTD., a Texas limited partnership (“HXLTD”) and HEALTHAXIS IMAGING SERVICES, LLC, a Texas limited liability company (“HXLLC” and with HAXS and HXLTD, each individually a “Borrower” and collectively, the “Borrowers”).

RECITALS

A.         Bank and Borrowers have entered into that certain Loan and Security Agreement dated as of August 14, 2006, (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.          Bank has extended credit to Borrowers for the purposes permitted in the Loan Agreement.

C.           Borrowers have requested that Bank (i) increase the amount of the Equipment Advances from $750,000 to $1,000,000, (ii) extend the Equipment Advance period, (iii) decrease the amount of the Revolving Line of Credit from $5,000,000 to $3,000,000, and (iv) modify the EBITDA covenant.

D.           Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.            Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.	Amendments to Equipment Advances.

(a)          The penultimate sentence of Section 2.1.3(a) of the Loan Agreement is hereby amended and restated in its entirety as follows: “Borrower may only request five (5) Equipment Advances hereunder.”

(b)          The final sentence of Section 2.1.3(b) of the Loan Agreement is hereby amended and restated in its entirety as follows: “Equipment Advances outstanding on the last day of the Draw Period are payable in thirty (30) consecutive equal monthly installments of principal and interest, beginning on October 1, 2007 and continuing thereafter until the Equipment Maturity Date.”

3.            Amendments to Fees. Section 2.4 of the Loan Agreement is hereby amended to include the following as a new subsection (c):

(c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to three-eighths percent (3/8%) per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.

4.            Amendments to Financial Covenants. Section 6.7(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b) EBITDA. Maintain, measured as of the end of each month during the following periods on a trailing three (3) month basis, EBITDA of at least the following:

Period Ending	EBITDA
May 31, 2007	Maximum loss of $250,000
June 30, 2007, July 31, 2007, and August 31, 2007	Maximum loss of $200,000
September 30, 2007, October 31, 2007, and November 30, 2007	Maximum loss of $150,000
December 31, 2007, January 31, 2007 and February 29, 2008	Maximum loss of $100,000
March 31, 2008, April 30, 2008, and May 31, 2008	Maximum loss of $50,000
June 30, 2008 and each month thereafter	Minimum EBITDA of $0.00

                Notwithstanding the foregoing EBITDA covenant, upon Borrower achieving for two (2) consecutive fiscal quarters a ratio of EBITDA, minus the aggregate amount of cash paid for taxes and minus the amount of non-financed capital expenditures, in each case for each such fiscal quarter, to Debt Service for such fiscal quarters of at least 1.25 to 1.0, the EBITDA covenant of this Section 6.7(b) shall terminate and shall be replaced with the following:

Debt Service Coverage Ratio. Measured as of the end of each month, a ratio of EBITDA, minus the aggregate amount of cash paid for taxes and minus the amount of non-financed capital expenditures, in each case for the three (3) consecutive months then-ended, to Debt Service, calculated for the three (3) consecutive months then-ended of at least 1.25 to 1.0.

5.            Amendments to Loan Agreement. The following defined terms, as set forth in Section 13 of the Loan Agreement, are hereby amended and restated, each in its entirety, as follows:

“Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) September 30, 2007, (b) an Event of Default, or (c) the existence of any Default.

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to $1,000,000 outstanding at any time.

“Equipment Maturity Date” is the earliest of (a) March 31, 2010 or (b) the occurrence of an Event of Default.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to $3,000,000 outstanding at any time.

“Revolving Line Maturity Date” is the earliest of (a) April 16, 2009, or (b) the occurrence of an Event of Default.

6.            Amendments to Compliance Certificate. The form of Compliance Certificate attached to the Loan Agreement as Exhibit F is hereby amended and restated in its entirety by the form of Compliance Certificate attached hereto as Annex 1.

7.            Commitment Fee. Borrowers agree to pay to Bank a fully earned, non-refundable commitment fees of $7,500 for the Revolving Line and the Equipment Line, payable in two installments (i) $5,000 payable on the date hereof; and (ii) $2,500 payable on April 16, 2008.

8.            Scope of Agreement. The amendments set forth herein are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, (b) limit or impair Bank’s right to demand strict performance of the referenced provisions as of all other dates, and (c) limit or impair Bank’s right to demand strict performance of all other provisions and covenants as of any date.

9.            Conditions to Effectiveness. As conditions precedent to the effectiveness of this Amendment, Borrowers shall have delivered to Bank a fully executed original of this Amendment.

10.          Representations and Warranties. To induce Bank to enter into this Amendment, Borrowers hereby represent and warrant to Bank as follows:

(a)          Immediately after giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b)          Borrowers have the power and due authority to execute and deliver this Amendment; and

(c)          The organizational documents of Borrowers delivered to Bank on the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect.

11.          Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

12.          No Defenses of Borrowers. Borrowers agree that, as of the date hereof, they have no setoffs, counterclaims or defenses against the obligations to pay any amounts under the Indebtedness; and to the extent that any such setoff, counterclaim or defense may exist, whether known or unknown, such setoff, counterclaim or defense is hereby waived by Borrowers. Borrowers acknowledge and warrant that Bank has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrowers in connection with this Amendment and the events leading to this Amendment, and in connection with the Loan Documents, including the Loan Agreement and the Obligations, and the Borrowers hereby waive and release any claims to the contrary.

13.          Continuing Validity. Borrowers understand and agree that in granting its consent as provided herein, Bank is relying upon Borrowers’ representations, warranties, and agreements, as set forth in the Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s consent pursuant to this Amendment in no way shall obligate Bank to grant any future consents or make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrowers to retain as liable parties all makers and endorsers of the Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this Paragraph apply not only to this Amendment, but also to all subsequent loan modification agreements.

14.          Integration. This Amendment, together with the Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous proposals, negotiations, agreements, and understandings relating to the subject matter. In entering into this Amendment, Borrowers acknowledge that they are relying on no statement, representation, warranty, covenant, or agreement of any kind made by the Bank or any employee or agent of Bank, except for the agreements of Bank set forth herein. No modification, rescission, waiver, release, or amendment of any provision of this Amendment shall be made, except by a written agreement signed by Bank and Borrowers.

15.          Payment of Expenses. Borrowers shall pay Bank all reasonable out-of-pocket expenses for preparing and negotiating this Amendment (including reasonable attorneys’ fees and expenses which attorney’s fees for the documentation and negotiation of this Amendment will not exceed $2,000).

16.          Governing Laws; Headings. This Amendment is one of the Loan Documents defined in the Loan Agreement and shall be governed and construed in accordance with the laws of the State of Texas. The headings and captions in this Amendment are for the convenience of the parties only and are not a part of this Amendment.

17.          Binding Agreement. This Amendment shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of each party.

18.          Counterparts. This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, are an original, and all taken together are one agreement.

THIS AMENDMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the date first written above.

BORROWERS:

HEALTHAXIS, INC.,

Pennsylvania corporation

By:	/s/ Ronald K. Herbert
Name:	Ronald K. Herbert
Title:	CFO

HEALTHAXIS, LTD.,

a Texas limited partnership (“HXLTD”)

By:	/s/ Ronald K. Herbert
Name:	Ronald K. Herbert
Title:	CFO

HEALTHAXIS IMAGING SERVICES, LLC,

a Texas limited liability company

By:	/s/ Ronald K. Herbert
Name:	Ronald K. Herbert
Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Melissa Meagher
Name:	Melissa Meagher
Title:	Relationship Manager